Exhibit 99.1

For Immediate Release

Contact: Grant Williams, Chief Financial Officer

(303) 444-0900 x 2185

gwilliams@noof.com

New Frontier Media Reports Fiscal 2008 Fourth Quarter and Full Year Results

BOULDER, COLORADO, June 3, 2008 — New Frontier Media, Inc. (Nasdaq: NOOF), a leading producer and distributor of branded television networks, on-demand programming, and general motion picture entertainment, today announced its 2008 fiscal fourth quarter and full year results.  For the quarter ended March 31, 2008, New Frontier Media reported that net income increased to $1.9 million from $1.7 million in the same prior year quarter, and earnings per share increased to $0.08 from $0.07 in the same prior year quarter.

“New Frontier Media’s financial performance during the fourth fiscal quarter was solid,” said Michael Weiner, Chief Executive Officer of New Frontier Media. “The Company’s fundamentals are strong and we intend to leverage our strong balance sheet, including over $19 million of cash and investments, to pursue selective projects and acquisitions geared to future growth.  Our fiscal year 2009 initiatives include growing our core Transactional TV business with the continued rollout of our Penthouse®TV brand,” said Mr. Weiner.  “In addition, as a result of the strong euro and our domestic economies of scale, we expect an increase in new distribution opportunities in Europe and in the Americas. Further, as part of our international expansion efforts, we will be testing a direct-to-consumer TV set-top box technology in Europe.  In light of this recent influx of opportunities, which may include accretive acquisitions, our Board of Directors has elected to suspend indefinitely our quarterly cash dividend.  New Frontier Media plans to use its strong cash flows to selectively act on these new high-growth-market opportunities.  In addition, New Frontier Media’s Board of Directors has extended the Company’s stock repurchase program through June 2010. The previously approved program was set to expire later this month.”

Segment Information

Transactional TV

The Company’s Transactional TV segment reported revenue of $10.7 million for the quarter ended March 31, 2008, as compared to $11.2 million for the same prior year quarter, representing a decrease of 4%.  The following detailed revenue results were reported for the Transactional TV segment:

•                  Pay-per-view revenue increased during the current quarter to $5.3 million from $5.2 million in the same prior year quarter.

•                  Video-on-demand revenue was flat at $5.3 million as compared to the same prior year quarter.

•                  C-Band and other revenue decreased to $0.2 million from $0.7 million in the prior year quarter.  As previously announced, the C-Band service was discontinued during the quarter ended December 31, 2007.

Cost of sales for the Transactional TV segment declined to $2.7 million as compared to $3.2 million during the same prior year quarter primarily because the prior year quarter results included a $0.5 million transport related charge that did not recur in the current quarter. Operating expenses declined 13% to $2.0 million from $2.3 million for the same quarter a year ago primarily from a reduction in certain advertising costs.  Operating income for the Transactional TV segment improved to $6.0 million during the current quarter as compared to $5.8 million for the prior year quarter ended March 31, 2007.

Film Production

The Company’s Film Production segment reported revenue of $1.4 million for the current quarter as compared to $2.5 million in the same prior year quarter.  The following detailed revenue results were reported for the Film Production segment:

•                  Owned product revenue decreased to $1.1 million during the current quarter from $1.9 million in the same prior year quarter.  This decrease is primarily due to the delivery of fewer owned titles during the current quarter and a decline in revenue from both the largest direct broadcast satellite provider in the U.S. and a pay-per-view aggregator.  The declines were partially offset by an increase in video-on-demand revenue.

•                  Repped product revenue declined to $0.3 million as compared to $0.5 million in the same prior year quarter.

•                  Other revenue was flat at $0.1 million for each period.

Cost of sales decreased to $0.6 million in the current quarter as compared to $1.0 million in the same prior year quarter due primarily to the decline in owned content revenue and from the monetization of titles produced subsequent to the Company’s acquisition of the Film Production segment. Operating expenses for the Film Production segment were relatively flat at $1.1 million as compared to $1.2 million in the same prior year quarter.  The Film Production segment generated an operating loss of $0.3 million for the quarter ended March 31, 2008 as compared to operating income of $0.3 million during the same prior year quarter.

Direct-to-Consumer

The Company’s Direct-to-Consumer segment (formerly referred to as the Internet segment) reported net revenue of $0.5 million for each of the quarters ended March 31, 2008 and 2007.  The loss from operations for the Direct-to-Consumer segment was $0.2 million for each of the quarters ended March 31, 2008 and 2007.

Corporate Administration Expenses

Corporate administration expenses declined to $2.5 million as compared to $2.9 million during the same prior year quarter. The reduction in costs was primarily a result of lower year-end bonus accruals and a decline in legal costs as compared to the same period in the prior year.

EBITDA and Cash Flows

The Company reported EBITDA for the quarter ended March 31, 2008 of $4.7 million compared to $5.1 million in the same prior year period.  A schedule reconciling EBITDA (as defined below) to the most directly comparable United States generally accepted accounting principle (“GAAP”) financial measure – Net Income – is included in this press release.  The Company believes EBITDA is an important financial measure and is used by management to monitor the financial performance of the Company; however, this “non-GAAP” measure should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.  EBITDA is calculated as net income plus depreciation, amortization and income taxes less other income.

Total cash and investments as of March 31, 2008 were $19.3 million, down modestly from the balance at December 31, 2007 of $19.6 million.  Cash flow from operations was $3.6 million in the current quarter as compared to $4.2 million in the same quarter in the prior year. The decline in operating cash flow was primarily due to an increase in cash used by the Film Production segment to complete a second 13 episode series.

Conference Call Information

New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time.  The participant phone number for the conference call is (800) 366-3908.  To participate in the web cast please log on to www.noof.com and click on “Investor Relations” and then “Webcasts & Events”.  A replay of the conference call will be available for seven days beginning after 1 p.m. Eastern Time on June 3, 2008 at (800) 405-2236, access code 11115064#.  The replay will also be archived for twelve months on the Corporate web site at www.noof.com. This press release can be found on the Company’s corporate web site, www.noof.com, under “Investor Relations/News Releases.”

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes’’, “seeks”, “estimates”, or variations of such words are intended to identify such forward-looking statements.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements.  All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission (“SEC”) for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports.  Copies of these filings are available through the SEC’s electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a leader in transactional television as well as the international distribution of general motion picture entertainment. The Company delivers nine full-time transactional adult-themed pay-per-view networks to cable and satellite operators across the United States. These services reach approximately 174 million network homes. Additionally, the Company is a leading provider of content to video-on-demand platforms on cable and satellite. New Frontier Media is the exclusive distributor of Penthouse branded adult television in the U.S. The Company’s programming originates at New Frontier Media’s state of the art digital broadcast center in Boulder, Colorado. The Company owns thousands of hours of digital content and partners with more than 130 movie studios to bring together the most exciting variety of transactional adult entertainment available today.

New Frontier Media’s Film Production segment produces original motion pictures that are distributed in the U.S. on premium movie channels, such as Cinemax and Showtime, and internationally on similar services. The Film Production segment also develops and produces exciting original event programming that is widely distributed on satellite and cable pay-per-view. Through the Lightning Entertainment Group label, this segment also represents the work of a full range of independent U.S. film producers in markets around the globe.

For more information about New Frontier Media, Inc. contact Grant Williams, Chief Financial Officer, at (303) 444-0900, extension 2185, and please visit our web site at www.noof.com.

Consolidated Operating Results

(in thousands, except per share amounts)

	(Unaudited)
	Quarter Ended March 31,		Year Ended March 31,
	2008	2007	2008	2007
			(Unaudited)
Net sales	$12,620	$14,208	$55,911	$63,271

Cost of sales	3,558	4,363	17,686	19,631

Gross margin	9,062	9,845	38,225	43,640

Operating expenses	6,137	6,830	25,137	24,411

Operating income	2,925	3,015	13,088	19,229

Other income	91	200	651	1,076

Income before provision for income taxes	3,016	3,215	13,739	20,305

Provision for income taxes	(1,130)	(1,493)	(5,079)	(7,996)

Net income	$1,886	$1,722	$8,660	$12,309

Basic income per share	$0.08	$0.07	$0.36	$0.51

Diluted income per share	$0.08	$0.07	$0.36	$0.51

Dividends declared per common share	$0.13	$—	$0.50	$0.60

Average outstanding shares of common stock	23,782	24,251	24,020	23,920

Common stock and common stock equivalents	23,839	24,571	24,148	24,355

EBITDA

	(Unaudited)		(Unaudited)
	Quarter Ended March 31,		Year Ended March 31,
	2008	2007	2008	2007

Net Income	$1,886	$1,722	$8,660	$12,309

Adjustments:
Other income	(91)	(200)	(651)	(1,076)
Provision for income taxes	1,130	1,493	5,079	7,996
Depreciation and amortization	1,766	2,104	8,285	11,554
EBITDA	$4,691	$5,119	$21,373	$30,783

Consolidated Balance Sheets

(in thousands)

	March 31, 2008	March 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,325	$17,345
Restricted cash	38	1,710
Marketable securities	930	8,681
Accounts receivable, net	13,873	12,249
Deferred tax asset	620	528
Prepaid and other assets	1,899	2,863
Total current assets	35,685	43,376
Equipment and furniture, net	4,861	4,534
Prepaid distribution rights, net	10,381	9,084
Marketable securities	—	587
Recoupable costs and producer advances	2,448	1,278
Film costs, net	7,626	6,991
Goodwill	18,608	18,608
Other identifiable intangible assets, net	3,033	2,771
Other assets	1,019	987
Total assets	$83,661	$88,216

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,937	$1,942
Dividend payable	2,982	—
Taxes payable	760	—
Producers payable	1,012	1,049
Deferred revenue	984	889
Due to related party	21	647
Accrued compensation	1,817	3,298
Deferred producer liabilities	2,862	1,344
Accrued liabilities and other	2,236	3,664
Total current liabilities	15,611	12,833
Deferred tax liability	795	976
Taxes payable	216	1,726
Other long-term liabilities	1,002	982
Total liabilities	17,624	16,517

Commitments and contingencies

Shareholders’ equity:
Common stock	2	2
Additional paid-in capital	61,854	64,191
Retained earnings	4,191	7,536
Accumulated other comprehensive loss	(10)	(30)
Total shareholders’ equity	66,037	71,699
Total liabilities and shareholders’ equity	$83,661	$88,216

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended March 31,
	2008	2007
	(Unaudited)
Cash flows from operating activities:
Net income	$8,660	$12,309
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,285	11,554
Tax benefit from option/warrant exercises	227	268
Share-based compensation	906	1,034
Charge for asset disposition and impairment	1,150	533
Changes in operating assets and liabilities
Accounts receivable	(1,624)	146
Accounts payable	694	(209)
Prepaid distribution rights	(4,553)	(4,152)
Capitalized film costs	(4,093)	(2,626)
Deferred revenue	95	135
Producers payable	(37)	503
Taxes receivable and payable, net	237	(1,296)
Deferred tax asset and liability, net	(288)	(1,016)
Accrued compensation	(1,481)	1,441
Other assets and liabilities, net	6	252

Net cash provided by operating activities	8,184	18,876

Cash flows from investing activities:
Payment for business acquisitions	—	(18)
Purchase of investments available-for-sale	(2,828)	(26,340)
Redemption of investments available-for-sale	11,201	27,806
Purchase of equipment and furniture	(2,058)	(1,786)
Purchase of intangible assets	(400)	—
Payment of related party note arising from business acquisition	(626)	(603)

Net cash provided by (used in) investing activities	5,289	(941)

Cash flows from financing activities:
Proceeds from exercise of stock options/warrants	511	2,802
Purchase of common stock	(3,874)	(2,160)
Payment of dividend	(9,023)	(14,602)
Excess tax (shortfall) benefit from option/warrant exercise	(107)	759

Net cash used in financing activities	(12,493)	(13,201)

Net increase in cash and cash equivalents	980	4,734
Cash and cash equivalents, beginning of period	17,345	12,611

Cash and cash equivalents, end of period	$18,325	$17,345